UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

IMAGISTICS INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2004

Dear Fellow Stockholder:

We will hold our 2004 annual meeting of stockholders at 9:00 a.m. on Tuesday, May 11, 2004 at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Marc C. Breslawsky

Chairman and Chief Executive Officer

IMAGISTICS INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of Imagistics International Inc. will be held on May 11, 2004, at 9:00 a.m. at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

The items of business at the annual meeting are:

1.	Election of three directors.

2.	Appointment of independent accountants for 2004.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 15, 2004 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about March 30, 2004.

Mark S. Flynn

Secretary

IMAGISTICS INTERNATIONAL INC.

100 Oakview Drive

Trumbull, CT 06611

PROXY STATEMENT

The Annual Meeting and Voting

Our Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 11, 2004, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of Imagistics common stock at the close of business on March 15, 2004 (the record date) can vote at the meeting. As of the record date, 16,728,513 shares of Imagistics common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at the company’s office at 100 Oakview Drive, Trumbull, Connecticut, for the ten-day period immediately preceding the meeting.

How do I vote?

You may choose one of three methods. You may vote on-line via the internet. If you have access to the internet, we encourage you to vote at the following Web address: www.eproxyvote.com/igi. You may instead vote by telephone (1-877-779-8683) or by completing and mailing the enclosed proxy card.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority in voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving the affirmative vote of holders of a majority of the total voting power of all outstanding voting stock which is present in person or represented by proxy will be elected. Proposal 2 will be approved if a quorum is present and the vote of holders of a majority of the total voting power of all outstanding voting stock which is present in person or represented by proxy is cast in favor of the proposal.

What is the effect of broker non-votes?

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. If your broker does not vote on one or more agenda items, the broker non-votes would have the effect of a vote cast against these items.

How do employees with shares in the 401(k) plan vote by proxy?

If you are a stockholder of record and participate in the company’s employee 401(k) plan, you will receive a proxy card with instructions on the different ways available to you to vote your shares. Shares held in the company’s 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan authorizes our employee benefits committee to direct the trustee to vote shares for which no instructions are received.

Who will count the votes?

EquiServe Trust Company, N.A. will tabulate the votes and act as inspector of election.

Stockholder proposals for 2005 annual meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2005 annual meeting, it must be received by our Secretary by November 30, 2004. Also, under our Bylaws, a stockholder can present other business at the 2005 annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by our Secretary between February 10, 2005 and March 12, 2005. There are other procedural requirements in the Bylaws pertaining to stockholder proposals and director nominations. Any stockholder may obtain a copy of the Bylaws without charge by writing to our Secretary.

Which stockholders own at least 5% of Imagistics?

The only persons or groups known to the company to be beneficial owners of more than five percent of the company’s common stock are reflected in the chart below. The following information is based solely upon Schedules 13G respectively filed with the Securities and Exchange Commission by the entities shown as of the respective dates appearing below.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	1,696,081	(a)	10.1%

Morgan Stanley 1585 Broadway New York, NY 10036	1,543,148	(b)	9.2%

Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	885,470	(c)	5.1%

(a)	Based upon information provided in a Schedule 13G Amendment No. 1 filed by Barclays Global Investors, NA and its affiliates on February 11, 2004. Barclays Global Investors, NA and Barclays Global Fund Advisors have both sole voting and dispositive power with respect to 1,246,628 and 296,370 shares, respectively. The reporting parties also hold shares in trust accounts for the economic benefit of the beneficiaries of these trust accounts.

(b)	Based upon information provided in a Schedule 13G filed by Morgan Stanley and its affiliate Morgan Stanley Investment Management Inc. on February 17, 2004. Morgan Stanley has shared voting and dispositive power over 1,489,848 of the indicated shares and Morgan Stanley Investment Management Inc. has shared voting and dispositive power over 997,952 of such shares.

(c)	Based upon information provided in a Schedule 13G Amendment No. 1 filed by Fidelity Management & Research Company and its affiliates on February 17, 2004. Fidelity Management & Research Company and its affiliates have sole dispositive power with respect to such shares. All shares are voted directly by the applicable Fidelity funds in accordance with written guidelines established by their boards of trustees.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Imagistics common stock by directors and executive officers as of March 15, 2004. The five named executive officers are the Chief Executive Officer and the four officers who were the highest paid in 2003.

Name of Beneficial Owner	Shares Deemed to be Beneficially Owned (a)(b)		Options Exercisable Within 60 Days (c)	Percent of Class
Marc C. Breslawsky	226,445		355,472	3.4%
Thelma R. Albright	6,000		—	*
T. Kevin Dunnigan	6,000		—	*
Ira D. Hall	5,530		—	*
Craig R. Smith	6,000		—	*
James A. Thomas	6,000		—	*
Ronald L. Turner	2,000		—	*
Christine B. Allen	7,000		16,667	*
Mark S. Flynn	7,000		16,667	*
Nathaniel M. Gifford	7,342		19,986	*
Joseph D. Skrzypczak	64,129		82,000	*
All executive officers and directors as a group (16)	386,692	(d)	547,615	5.4%

* Less than one percent of the class

(a)	The holdings shown for Ms. Albright and Messrs. Dunnigan, Hall, Smith and Thomas include 4,000 shares of restricted common stock. The holdings shown for Mr. Turner consist of 2,000 shares of restricted common stock. The holdings shown for Mr. Breslawsky, Ms. Allen, and Messrs. Flynn, Gifford, and Skrzypczak include 213,000, 7,000, 7,000, 7,000 and 61,000 shares of restricted common stock, respectively.

(b)	Includes shares that are held indirectly through the Imagistics 401(k) Plan and the Pitney Bowes 401(k) Plus Plan.

(c)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 15, 2004) by exercising outstanding stock options.

(d)	Includes 350,366 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its reporting persons who are directors or officers. The company believes that all such forms have been timely filed for 2003.

Stock Performance Graph

The following graph shows the cumulative total stockholder return on Imagistics common stock since the beginning of “regular way” trading in Imagistics common stock on December 3, 2001 upon the spin-off of the company from Pitney Bowes Inc., compared with the returns of the Standard & Poor’s (S&P) SmallCap 600 Index, and a peer group consisting of Canon Inc. (ADR), Danka Business Systems PLC (ADR), Global Imaging Systems, Inc., Hewlett Packard Company, Ikon Office Solutions, Inc., Lexmark International, Inc., Pitney Bowes Inc. and Xerox Corporation.

Imagistics International Inc.

Comparison of Cumulative Total Return

vs. S&P SmallCap 600 Index

and the Peer Group

	12/3/2001	12/31/2001	12/31/2002	12/31/2003
IMAGISTICS	$100	$ 98.80	$160.00	$300.00
S&P SMALLCAP 600 INDEX	$100	$106.77	$ 91.15	$126.50
PEER GROUP	$100	$100.41	$ 93.68	$126.45

The comparison assumes the investment of $100 on December 3, 2001 in Imagistics common stock, the S&P SmallCap 600 Index and the Peer Group common stock, and reinvestment of dividends. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P SmallCap 600 and Peer Group indices.

Proposal 1:

Election of Directors

The board of directors has seven members. The board is divided into three classes whose terms of office end in successive years.

Mr. Dunnigan and Mr. Thomas were elected immediately prior to the spin-off to terms expiring in 2004. Mr. Breslawsky and Mr. Smith were elected at the 2002 annual meeting to terms expiring in 2005. Ms. Albright and Mr. Hall were elected at the 2003 annual meeting to terms expiring in 2006. In October 2003, the board, in accordance with the recommendation of the Governance Committee, consisting of three independent directors, increased the number of directors comprising the full board to seven and appointed Ronald L. Turner to the Board. Mr. Turner was appointed to the class of directors whose terms expire in 2004. Mr. Turner was recommended for the consideration of the Governance Committee by Mr. Breslawsky, our Chief Executive Officer.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Mr. Dunnigan, Mr. Thomas and Mr. Turner for election at this meeting to three-year terms expiring at the 2007 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years. Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT

THE 2007 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
T. Kevin Dunnigan	66	2001	Chairman of the board of directors and, until his retirement in January 2004, Chief Executive Officer of Thomas & Betts Corporation. Mr. Dunnigan began his career with Thomas & Betts in 1962 and became President and Chief Operating Officer of the parent company in 1980. He was named Chief Executive Officer in 1985. In 1992, Mr. Dunnigan was elected Chairman of the board of directors of Thomas & Betts. In 1997, he retired from active management. Mr. Dunnigan returned to active management in 2000 and was also President until January 1, 2003. Mr. Dunnigan is also a director of C.R. Bard, Inc. and the John Deere Company.

James A. Thomas	65	2001	Associate Dean of Yale Law School, a position he has held since 1970. Mr. Thomas also held the position of Master of Saybrook College, Yale University from 1990 to 1996. Prior to his employment at Yale, Mr. Thomas served as Assistant Counsel for the Subcommittee on Administrative Practice & Procedures, U.S. Senate Judiciary Committee, as a Liaison Officer for the Equal Employment Opportunity Commission and an attorney with the U.S. Department of Justice. Mr. Thomas is also the Chairman of the board of trustees of Peoples Bank Holding Company and a director of Peoples Bank and UIL Holdings Corporation.

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Ronald L. Turner	57	2003	Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company, since 2000. Mr. Turner has been employed by Ceridian Corporation since 1993 in various positions including President and Chief Operating Officer from 1998 to 2000. Previously, Mr. Turner was President and Chief Executive Officer of GEC-Marconi Electronic Systems Corporation and an executive with Martin Marietta Corporation. Mr. Turner also serves on the Board of Directors of FLIR Systems, Inc. and The Brink’s Company.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT

THE 2005 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Marc C. Breslawsky	61	2001

Chairman and Chief Executive Officer of Imagistics since February 2001. In connection with the spin-off, Mr. Breslawsky was elected to our board of directors as Chairman. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes. From 1994 to 1996, Mr. Breslawsky was Vice Chairman of Pitney Bowes.

Mr. Breslawsky is a director of C. R. Bard, Inc., The Brink’s Company, and UIL Holdings Corporation.

Craig R. Smith	52	2002

President and Chief Operating Officer of Owens & Minor, Inc.

Mr. Smith joined Owens & Minor in 1989 and served as Executive Vice President and Chief Operating Officer from 1995 until his promotion to President and Chief Operating Officer in 1999.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT

THE 2006 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Thelma R. Albright	57	2001

President of the Carter Products Division of Carter-Wallace, Inc. from 1995 until her retirement in 2001. Formerly Executive Vice President of Marketing for the Carter Products Division of Carter-Wallace, Inc. from 1992-93.

Mrs. Albright has held a variety of marketing and management positions for companies such as The Procter & Gamble Company, Cheesebrough-Pond’s, Inc., Richardson-Merrell, Inc., Marketing Corporation of America and Revlon, Inc. Mrs. Albright is a director of UIL Holdings Corporation.

Ira D. Hall	59	2001

President and Chief Executive Officer of Utendahl Capital Management, L.P. since November 2002. Treasurer of Texaco Inc. and head of Texaco Inc.’s Finance Department until his retirement from Texaco in 2001. Previously,

Mr. Hall was General Manager of Alliance Management of Texaco Inc. Prior to joining Texaco Inc. in 1998, Mr. Hall held positions with IBM Corporation and was a Senior Vice President of the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Hall is a director of Reynolds & Reynolds Company, TECO Energy, Inc., Pepsi Bottling Group Inc. and Publishers Clearing House.

The board of directors recommends that stockholders vote FOR the nominees described in proposal 1.

Board Information and Committees

The board met five times in 2003. Each director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he or she served during 2003.

The board has determined that each of our six non-employee directors is independent based upon the criteria provided by NYSE rules and our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines can be obtained from our investor website at www.igiinvestor.com. In accordance with our Corporate Governance Guidelines, a director is not considered to be not independent solely by reason of an ordinary course business relationship between the company and a company of which the director is an officer or employee or of which an immediate family member of the director is an executive officer, that makes payments to or receives payments from the company for products or services in an amount which does not, in any single fiscal year, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Our outside (non-employee) directors meet in at least two regularly scheduled executive sessions each year to evaluate the performance of the board, the performance of the chief executive officer, and to discuss corporate strategies. The responsibility to preside as the chair at meetings or executive sessions of outside directors is rotated among the Chairs of our board committees.

Members of the board serve on one or more of the three committees described below, except for directors who are also employees of the company, who do not serve on board committees.

The Audit Committee, which met five times in 2003, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee directly retains and recommends for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services and fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities, and submits reports and proposals on these matters to the board. Members of the audit committee are Ira D. Hall (Chair), Craig R. Smith, James A. Thomas and Ronald L. Turner. Mr. Turner joined the committee in October 2003 upon his appointment to the board of directors and replaced Ms. Albright as a member of the committee. Each member of the committee is independent under Rule 10A-3 of the Securities and Exchange Commission and NYSE listing standards. The board of directors has determined that Mr. Hall, Chair of the committee, Mr. Smith and Mr. Turner each qualify as an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission.

The Executive Compensation and Development Committee, which met twice in 2003, oversees our executive compensation program, including establishing our executive compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan for our executive officers. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are T. Kevin Dunnigan (Chair), Thelma R. Albright, Ira D. Hall and Ronald L. Turner. Mr. Turner joined the committee in October 2003 upon his appointment to the board of directors.

The Governance Committee, which met three times in 2003, recommends nominees for election to the board of directors and recommends membership and duties of the board committees. The committee also reviews and evaluates the effectiveness of corporate administration and our governing documents, and reviews and monitors our programs and policies relating to directors, including our Corporate Governance Guidelines. Members are James A. Thomas (Chair), Thelma R. Albright, T. Kevin Dunnigan and Craig R. Smith. Ms. Albright joined the committee in October 2003.

Each committee is governed by a written charter. Copies of each committee charter are available on our investor website at www.igiinvestor.com.

Directors’ Compensation

Directors’ Fees.    Each director who is not also our employee receives an annual retainer of $24,000 per year plus a fee of $1,000 for each board meeting attended. A meeting fee of $1,000 for each Executive Compensation and Development and Governance Committee meeting, and $2,000 for each Audit Committee meeting is paid for attendance at board committee meetings. Committee chairs also receive an additional $500 or, in the case of the Audit Committee, $1,000, for each committee meeting that they chair. Directors who are our employees receive no additional compensation for serving as a director. All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Directors’ Stock Plan.    Under the Directors’ Stock Plan, each of our non-employee directors received an award of 2,000 shares of our restricted stock on the date of their initial election to the board and will receive awards of 2,000 restricted shares on the date of each annual meeting. Each restricted stock award will vest in three equal annual installments commencing on the first anniversary of the award date. The restricted stock carries full voting and dividend rights but may not be assigned or transferred prior to vesting, except by will or the laws of descent and distribution.

On May 13, 2003, an aggregate of 10,000 restricted shares were awarded, with each of the five non-employee directors then serving receiving 2,000 shares of restricted common stock. On October 28, 2003, upon the effective date of his election to the board of directors, Mr. Turner received a grant of 2,000 shares of restricted stock.

Communications with Directors

In order to provide our security holders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted the following procedures for communications to directors. Imagistics security holders and other interested persons may communicate with the chairs of our Executive Compensation and Development Committee, Audit Committee or Governance Committee or with the non-management directors as a group by sending an email to independentdirectors@imagistics.com. The email should specify which of the foregoing is the intended recipient. Communications may also be sent by mail addressed in care of the Corporate Secretary, Imagistics International Inc., 100 Oakview Drive, Trumbull, CT 06611.

All communications received in accordance with these procedures will be reviewed initially by our Corporate Secretary. The Corporate Secretary will relay all such communications to the appropriate director or directors unless the Corporate Secretary determines that the communication:

•	does not relate to the business or affairs of Imagistics or the functioning or constitution of the board of directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

Our Corporate Secretary may undertake any appropriate investigation of matters contained in such communications to assist the directors in evaluating and responding to such communications. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Our Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Governance Committee of the board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Each of our directors is expected to attend our annual meeting of stockholders. In addition, the Chairman of the Board presides at the annual meeting of stockholders, and the board of directors holds one of its regular meetings in conjunction with the annual meeting of stockholders. Accordingly, unless one or more members of the board are unable to attend, all members of the board are present for the annual meeting. All six members of the board at the time of our 2003 annual meeting of stockholders attended that meeting.

Nomination of Directors

In considering candidates to recommend for nomination or re-nomination to the board, the Governance Committee, each member of which is independent within the meaning of applicable NYSE listing standards, considers the background, skills, abilities, character and qualifications exhibited by such candidates, as well as other factors bearing on such candidates’ ability to serve effectively, including other board and committee responsibilities. Nominees for the board of directors should contribute to the mix of skills, core competencies and qualifications of the board. At a minimum, candidates must demonstrate a high level of personal integrity, achievement in his or her chosen field, be it business, professional, academic or governmental, commitment to serving the interests of the company and its shareholders with adequate time, due care and attention, and freedom from any significant conflicting interests. A person’s sex, race, religion or disability shall not be a criterion for service on the board of directors. However, the benefits associated with diverse backgrounds, perspectives and experiences shall be given due consideration. It is the policy of the company that no director or nominee shall stand for election or re-election to the board after reaching 70 years of age.

The Governance Committee will consider candidates proposed by stockholders, management and other members of the board as well as candidates independently identified by the Governance Committee. Stockholders wishing to propose candidates for consideration for nomination by the Governance Committee should submit such proposal in writing to the Corporate Secretary at Imagistics’ offices, 100 Oakview Drive, Trumbull, Connecticut 06611, together with a detailed description of the business experience and other qualifications of the proposed nominee and a signed consent of the proposed nominee to serve if nominated and elected. Stockholder recommendations of candidates for election at the 2005 annual meeting must be submitted for consideration prior to December 17, 2004. All stockholder recommendations will be otherwise reviewed in the same manner as other potential candidates for board membership.

Code of Ethics

Our board of directors has approved a Code of Ethics in accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange that governs the conduct of each of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics is maintained on our investor website at www.igiinvestor.com.

Executive Officer Compensation

The Executive Compensation and Development Committee, which is comprised of four independent directors, oversees the company’s executive compensation programs and establishes its executive compensation policies. The committee approves the total compensation opportunities for the Chief Executive Officer and the other executive officers, including the approval of the measures, goals and payout matrices under the company’s incentive plans. The committee reports on executive compensation to the full board of directors. (See “Report on Executive Compensation” below.)

Summary Compensation Table.    The following table (Table I) shows all compensation paid or granted, during or with respect to the 2003 fiscal year, and the two previous fiscal years, to the chief executive officer and to the four other highest paid executive officers for services rendered to the company and its subsidiaries during 2003. (Persons in this group are referred to herein individually as a “named executive officer” and collectively as the “named executive officers,” and, unless otherwise noted, the titles listed are the titles held as of the end of the 2003 fiscal year.) Base salary paid in 2001 includes amounts paid by Imagistics and amounts paid prior to the spin-off by Pitney Bowes.

TABLE I

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards							All Other Comp. ($)(a)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp.	Restricted Stock Awards ($)			Stock Options/ SARs (#)	Long-term Incentive Plan Payouts ($)
Marc C. Breslawsky Chairman and Chief Executive Officer	2003 2002 2001	$854,167 825,000 825,000	$1,110,080 825,000 748,890	(b) (b) (b)	$	— 2,950,050 —	(c)	— 426,000 77,809	$	— — 1,215,278	(d)	$13,564 10,837 43,321
Joseph D. Skrzypczak (e) Chief Financial Officer	2003 2002 2001	382,667 370,100 355,542	420,810 307,930 320,270	(b) (b) (b)		— 844,850 —	(c)	— 123,000 —		— — —		10,578 10,335 7,729
Nathaniel M. Gifford Vice President, Product Development and Marketing	2003 2002 2001	241,666 225,000 198,708	169,110 119,250 129,870	(b) (b) (b)		— 96,950 —	(c)	— 25,000 3,766		— — —		10,483 6,093 8,500
Mark S. Flynn (f) Vice President, General Counsel and Secretary	2003 2002 2001	233,333 225,000 168,750	123,630 99,000 79,800	(b) (b) (b)		— 96,950 —	(c)	— 25,000 —		— — —		10,315 9,815 3,542
Christine B. Allen (g) Chief Human Resources Officer	2003 2002 2001	208,333 197,051 —	110,380 88,000 —	(b) (b) —		— 96,950 —	(c)	— 25,000 —		— — —		10,414 7,046 —

(a)	Amounts shown for 2003 consist of, for Messrs. Breslawsky, Skrzypczak, Gifford, Flynn and Ms. Allen, contributions to the Imagistics 401(k) Plan (a tax qualified plan under Internal Revenue Code section 401(k)) ($10,000 for each named executive officer) and group term life insurance premiums ($3,564, $578, $483, $315 and $414, respectively).

(b)	The amount of perquisites and other personal benefits is less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(c)	Represents the value of 213,000, 61,000, 7,000, 7,000 and 7,000 shares of restricted Imagistics common stock issued to Messrs. Breslawsky, Skrzypczak, Gifford, and Flynn and Ms. Allen, respectively, which vest on January 8, 2005. Dollar values reflect the value of Imagistics common stock on the date of award. At December 31, 2003, Messrs. Breslawsky, Skrzypczak, Gifford, and Flynn and Ms. Allen held an aggregate of 213,000, 61,000, 7,000, 7,000 and 7,000 shares, respectively, of restricted Imagistics common stock which had an aggregate value (calculated by multiplying such amounts by $37.50, the closing price of Imagistics common stock on December 31, 2003) of $7,987,500, $2,287,500, $262,500, $262,500 and $262,500, respectively. Dividends, if any, are paid on restricted stock at the same rate as unrestricted Imagistics common stock.

(d)	The value shown for 2001 is the value of the payout by Pitney Bowes of cash incentive units (CIUs) granted during 1999. The payout was based on the magnitude of achievement against financial performance criteria over a three year period ended December 31, 2001. Outstanding Pitney Bowes CIUs were paid on a prorated basis based on service time with Pitney Bowes prior to the spin-off.

(e)	Mr. Skrzypczak began employment with Pitney Bowes on January 16, 2001.

(f)	Mr. Flynn began employment with Pitney Bowes on April 2, 2001.

(g)	Ms. Allen began employment with Imagistics on January 7, 2002.

No options were granted by Imagistics in 2003 to the named executive officers.

Shown in Table II below is information regarding the exercise of options in 2003 by the named executive officers and information regarding their total outstanding options as of December 31, 2003.

TABLE II

OPTIONS EXERCISED IN 2003 AND 2003 YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Net Value Realized ($)	Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised in-the- Money Options at Fiscal Year-End($)(a)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Marc C. Breslawsky	1,063	$15,954	206,694	294,639	$5,076,910	$7,032,204
Joseph D. Skrzypczak	—	—	41,000	82,000	969,650	1,939,300
Nathaniel M. Gifford	145	2,494	11,284	17,149	274,428	408,186
Mark S. Flynn	—	—	8,334	16,666	197,099	394,151
Christine B. Allen	—	—	8,334	16,666	197,099	394,151

(a)	These values are based on $37.50 per share, the market price of a share of common stock as of December 31, 2003, net of exercise prices, which range from $4.5146 to $18.6162 per share. In all cases, the exercise price equaled the fair market value of a share at the date of grant or the options were derived from a Pitney Bowes stock option which had an exercise price equal to the market price of a share at the original date of grant.

Long-Term Incentive Grants.    Table III, which follows, shows detailed information regarding long-term incentives (other than options) granted under the Key Employees’ Incentive Plan in 2003. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. Specified payments, if any, under the terms of these incentives are paid only to the extent that the stated performance objectives are achieved. In 2003, our Executive Compensation and Development Committee, consisting solely of non-employee directors, granted Cash Incentive Units (“CIUs”), as long-term incentives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period.

TABLE III

2003 LONG-TERM INCENTIVE GRANTS

Name	Number of Cash Incentive Units (a)	Performance or Other Period Until Maturation or Payout (a)	Estimated Future Payouts
			Threshold ($)	Target ($)	Maximum ($)
Marc C. Breslawsky	625,000	December 31, 2005	$312,500	$625,000	$1,250,000
Joseph D. Skrzypczak	260,000	December 31, 2005	130,000	260,000	520,000
Nathaniel M. Gifford	50,000	December 31, 2005	25,000	50,000	100,000
Mark S. Flynn	50,000	December 31, 2005	25,000	50,000	100,000
Christine B. Allen	50,000	December 31, 2005	25,000	50,000	100,000

(a)	CIUs granted under the Key Employees’ Incentive Plan (“KEIP”) represent a defeasible right to receive cash payments if certain earnings per share performance criteria are achieved over the three-year period ending December 31, 2005. CIUs that will mature on December 31, 2005 will pay $0/CIU if the threshold performance levels are not met. The CIUs will have a value of $0.50 to $2.00 per unit if the threshold earnings per share performance criteria are met or exceeded, depending on the actual magnitude of achievement.

Executive Contracts and Severance

and Change of Control Arrangements

In January 2002, we entered into a three-year employment agreement with Marc C. Breslawsky pursuant to which Mr. Breslawsky serves as our Chief Executive Officer.

Mr. Breslawsky’s agreement provides for an annual base salary of $825,000, and an annual incentive award target of 70% of his base salary and a maximum opportunity of 130% of base salary based upon the achievement of certain performance targets. During March 2003, his annual base salary was increased by the Board of Directors to $860,000. Mr. Breslawsky’s agreement also provides for a target award of $625,000 and a maximum incentive award opportunity of $1,250,000 under the Imagistics Key Employees’ Incentive Plan (KEIP) if Imagistics meets certain performance targets for multi-year cycles.

In January 2002, we entered into a three-year employment agreement with Joseph D. Skrzypczak pursuant to which Mr. Skrzypczak serves as our Chief Financial Officer.

Mr. Skrzypczak’s agreement provides for an annual base salary of $371,000 and an incentive award target opportunity of 55% of his annual base salary and a maximum annual incentive award opportunity of 110% of his annual base salary, subject to achievement of certain annual performance targets. During March 2003, his annual base salary was increased by the Board of Directors to $385,000. Mr. Skrzypczak’s agreement also provides for a target award opportunity of $260,000 and a maximum award opportunity of $520,000 under the Imagistics KEIP, subject to achievement of certain performance targets for multi-year cycles.

In January 2002, we also entered into three-year employment agreements with Nathaniel M. Gifford, Mark S. Flynn, and Christine B. Allen. These agreements provide for an annual base salary of $225,000, $225,000, and $200,000 respectively, and an incentive award target opportunity of 35% of annual base salary and a maximum annual incentive award opportunity of 70% of annual base salary, subject to individual performance and achievement of certain annual performance targets. During March 2003, the respective annual base salaries for Mr. Gifford, Mr. Flynn and Ms. Allen were increased by the Board of Directors to $245,000, $235,000 and $210,000. These agreements also provide for grants at the discretion of our board of directors under the Imagistics KEIP, subject to achievement of certain performance targets for multi-year cycles.

Each of the employment agreements described above also provide for severance benefits if the executive is terminated without cause or terminates his or her employment for good reason (as defined in the agreements). These benefits consist of: (i) continuation of base salary for a 12-month period (24 months in the case of Mr. Breslawsky), plus payment of the target annual bonus pro-rated for the portion of the current year during which he or she was actively employed (or a 24 month-period in the case of Mr. Breslawsky); (ii) the right to exercise each outstanding stock option for the ninety day period following the date of termination to the extent that the options would be, or become, vested and exercisable during the period; (iii) payment of certain restricted stock that would have vested within the ninety (90) day period following the date of termination; and (iv) the continuation for the 12-month period (24 months in the case of

Mr. Breslawsky) of his or her savings, welfare and fringe benefit programs. In the event that termination takes place without cause or for good reason within two years following a change in control, the executive would instead be entitled to: (i) a lump sum amount equal to two times his or her annualized base salary (2.99 times in the case of Mr. Breslawsky), plus two times his or her full maximum annual bonus for the year in which the date of termination occurs (2.99 times in the case of Mr. Breslawsky);

(ii) immediate vesting in, and the right to exercise, each outstanding stock option for the two-year period following the date of termination (2.99 years in the case of Mr. Breslawsky); (iii) immediate vesting and payment of certain restricted stock as of the date of termination; (iv) the continuation for a two-year period of his or her savings, welfare and fringe benefit programs (2.99 years in the case of Mr. Breslawsky); and (v) immediate vesting in any deferred compensation plans.

Report on Executive Compensation

Introduction

The Executive Compensation and Development Committee (the “Committee”), consists of four independent members of the board of directors. The Committee is responsible for reviewing and approving the company’s executive compensation policies and programs and for approving all compensation actions for the Chief Executive Officer and other key executives, including each of the named executive officers. Specifically, the Committee approves annual base salary and the annual and long-term incentive award opportunities, including the applicable measures, goals, payout matrices and actual payouts under the Key Employees’ Incentive Plan. Awards under the Key Employees’ Incentive Plan may also be made to other employees determined by the Committee to be key employees. The Committee also awards restricted stock and stock option grants.

Imagistics Compensation Policy and Objectives

The objective of the Imagistics executive compensation program is to provide total compensation opportunities that are competitive with the opportunities provided by leading companies with which we compete for executive talent. To this end, the Committee ensures that the executive compensation program is designed to:

•	align executive total compensation opportunities with stockholder interests;

•	attract, retain and motivate the high-quality executive talent needed to ensure the company’s success;

•	divide total compensation between annual and long-term components with a significant long-term performance related component; and

•	place a significant portion of compensation at risk subject to performance against objectives.

To support these objectives, the Committee will recognize:

•	individual performance and the performance of the company in addressing immediate financial and operational challenges;

•	the company’s performance relative to the performance of other companies of comparable size, complexity and quality; and

•	performance that supports both the short-term and long-term goals of the company.

The Committee believes that the executive total compensation program supports the company’s business goals by reinforcing a pay for performance philosophy and constitutes an appropriate method of establishing the total compensation opportunity for senior management.

The three components of the company’s executive compensation program are:

•	base salary

•	annual cash incentives

•	long-term incentives that include cash, stock options and restricted stock

The Committee, with assistance from outside compensation consulting firms, intends to periodically review the company’s executive compensation programs and compare them to the programs of other selected companies. This review will ensure the company’s compensation programs are meeting the stated objectives.

Total Compensation

Total compensation for executives includes both short-term and long-term elements. The short-term components are base salary and annual cash incentives. The long-term components include stock options, restricted stock and Cash Incentive Units. These are described in greater detail below.

Annual Compensation

Base Salary.    In general, the company aligns base pay for executives with the competitive market median for base pay. The merit pay review considers level of experience, individual performance and contribution compared with annually established financial and non-financial unit and individual objectives, and competitive market pay rates for similar positions. Salary increase guidelines vary from year to year as the competitive environment changes.

Annual Incentive Compensation (“Annual Incentives”).    All key executives and other key employees are eligible for Annual Incentives for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. Annual Incentives are expressed as a percentage of base salary earnings ranging from 0% to a pre-established maximum award, typically 200% of the target award. Less than the target award is paid for performance falling between a threshold performance level and the target. The target award is paid for meeting the pre-established objectives and the maximum award is paid for exceptional performance. An incentive is not paid for performance that falls below threshold expectations. To determine Annual Incentive awards, the Committee performs a detailed review of the company’s, business unit’s, and the individual executive’s performance for the year against objectives established at the beginning of the fiscal year. In 2003, incentive payment guidelines were changed to provide larger award opportunities for above target performance while reducing incentive payments for performance that is below target. This change further reinforced the company’s pay for performance philosophy by providing greater incentive opportunity to top performing executives and key employees.

Long-Term Incentives

The company utilizes two principal types of long-term incentives: Cash Incentive Units (“CIUs”) and stock awards. Stock awards may be in the form of stock options or restricted stock. The Committee uses these performance-driven components to link executive compensation to longer term internal company performance and to external market performance of the company’s stock price.

Cash Incentive Units.    CIUs are granted only to key executives selected for grants by the Committee. Their value is based on the achievement of pre-established financial objectives over a three-year period. Amounts are paid only to the extent that the pre-established performance objectives are achieved.

Stock Options.    Stock options are granted to key executives and other key employees with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of the company’s stock. Stock option award levels are based on each executive’s position level and performance as well as the competitive level of option grants for comparably situated executives. Options have up to a ten-year exercise period, and typically become exercisable in installments during the first three years following their grant. In anticipation of regulations requiring the expensing of stock options beginning in 2005, the company is reevaluating its stock option program to ensure the program is cost effective and continues to link rewards to long term increases in share value. It is anticipated that stock option grants will continue to be provided to executives and other key employees, but other forms of equity rewards including restricted stock, may also be used.

In 2003, stock option and restricted stock grants were not generally provided to key executives, including the named executives, because the 2003 and 2004 grants were advanced into 2002. In 2003, a two-year option and restricted stock grant was made to an employee concurrent with a promotion to a key executive position. These executives will not be generally eligible to receive additional grants in 2004. Beginning in 2005 they will be eligible to receive annual option grants.

Restricted Stock.    Annual grants of restricted stock are not presently part of the company’s executive compensation program. However, as discussed above, grants of restricted stock, restricted stock units or other stock based awards may occur in the future as warranted by changing regulatory and competitive conditions.

The overall compensation packages are designed to set total compensation at levels comparable to total compensation paid to similarly positioned executives at peer companies selected and reviewed by the Committee. A key executive’s total compensation relative to the range paid by the peer companies depends upon the key executive’s experience, level and scope of responsibility within the company and individual performance. The Chief Executive Officer and the officers reporting directly to the Chief Executive Officer have employment agreements that establish base salary and bonus opportunities and that were entered into following arm’s length negotiations with the respective executive officers.

Compensation of the Chief Executive Officer

The Chief Executive Officer’s compensation is based on the same compensation objectives and policies applicable to all key executives, and includes base salary, annual incentives, CIUs and stock option and restricted stock grants. In February 2001, Mr. Breslawsky joined Imagistics from Pitney Bowes, where he was President and Chief Operating Officer, to prepare the former Office Services division for its spin-off from Pitney Bowes. Mr. Breslawsky entered into an agreement with Pitney Bowes to become Chairman and CEO of the new entity, Imagistics. A new employment agreement, incorporating the terms of the agreement with Pitney Bowes, was entered into between

Mr. Breslawsky and the company in January 2002. Mr. Breslawsky’s total compensation was reviewed by an outside consulting firm and found to be reasonable given his background and experience. Mr. Breslawsky’s employment agreement provides for salary of $825,000, an annual bonus with a target amount of 70% of base salary and a maximum of 130% of base salary upon the achievement of certain targets along with a long-term incentive award with a target opportunity of $625,000 to a maximum of $1,250,000 if certain other targets are met. During March 2003, his annual base salary was increased by the Board of Directors to $860,000. Mr. Breslawsky’s annual incentive payout for 2003 performance was $1,110,080. The payout was based on the company’s results from operations and for exceeding established financial and other performance goals. Mr. Breslawsky was also granted stock options in January 2002 to purchase 426,000 shares of company common stock and was granted 213,000 shares of restricted stock. These grants were made in accordance with the Committee’s decision to include grants advanced from 2003 and 2004 into 2002. This provided management with a significant immediate stake in the success of the company. No additional stock option or restricted stock grants are currently contemplated for 2004. Mr. Breslawsky also received a grant of 625,000 units under the Imagistics Key Employees’ Incentive Plan with a target value of $625,000 and a maximum value of $1,250,000 if Imagistics meets certain performance targets for the three-year period ending December 31, 2005.

Deductibility of Compensation Under Internal Revenue Code Section 162(m)

Publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as “performance-based compensation.” Grants of restricted stock to the named executives in 2002 are not expected to qualify for the performance-based exception. The company believes that it has otherwise complied and generally intends to comply with the requirements for full deductibility wherever possible. The company will, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so. In this regard, it is the company’s expectation that compensation under applicable incentive programs described herein will normally be performance-based compensation and thus qualify for deductibility under Section 162(m).

The Executive Compensation and Development Committee of the Board of Directors

T. Kevin Dunnigan, Chair

Thelma R. Albright

Ira D. Hall

Ronald L. Turner

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that was approved by the Board of Directors on November 30, 2001 and amended by the Board of Directors on January 8, 2002 and October 28, 2003. A copy of the current charter is attached as Exhibit A to this proxy statement. As set forth in the charter, the role of the Audit Committee is to oversee the company’s financial reporting process. The board of directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission.

Management of the company is responsible for the preparation, presentation and integrity of the company’s financial statements, the company’s accounting and financial reporting principles and establishing and maintaining internal controls over financial reporting including controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors are retained by and are directly accountable to the Audit Committee.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, and has considered whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

Based upon the review of information received and discussions as described in this report, the Audit Committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Ira D. Hall, Chair

Craig R. Smith

James A. Thomas

Ronald L. Turner

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain audit and permissible non-audit services may be provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and may be subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the company; and whether the service could enhance our ability to manage or control risk or improve audit quality.

All of the audit-related, tax and other services provided by PricewaterhouseCoopers LLP in fiscal year 2003 and related fees were approved in advance by the Audit Committee either affirmatively or pursuant to the pre-approval policy.

Proposal 2:

Approval of Appointment of Imagistics’ Independent Accountants

The audit committee has selected PricewaterhouseCoopers LLP as our independent accountants for 2004, and directed that management submit the selection of independent accountants for ratification by stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since we were spun-off from Pitney Bowes in 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our Bylaws or otherwise. However, the board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection were ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Audit Fees

Aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q and the review and audit of the application of new accounting pronouncements and SEC releases were $541,600 and $326,000 for the years ended December 31, 2003 and 2002, respectively.

Audit-Related Fees

Aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under “Audit Fees” above were $167,000 for the year ended December 31, 2003. These audit-related services include primarily add-on controls work associated with compliance with section 404 of the Sarbanes-Oxley Act of 2002, assistance with due diligence reviews associated with potential acquisitions and the audit of the company’s 401(k) Plan. No such audit related fees were incurred for the year ended December 31, 2002.

Tax Fees

Aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to the company for tax compliance, tax advice and tax planning were $4,500 and $19,000 for the years ended December 31, 2003 and 2002, respectively. These tax related services included general tax advice and planning.

All Other Fees

Aggregate fees billed by PricewaterhouseCoopers LLP for all other products and services provided to the company were $56,400 and $8,713,000 for the years ended December 31, 2003 and 2002, respectively. These fees for 2003 related to systems integration services relating to sales and use tax systems. The fees for 2002 related to information technology consulting services primarily for financial information systems design and implementation in connection with the Enterprise Resource Planning system implemented by the company in 2003. PricewaterhouseCoopers LLP sold its PricewaterhouseCoopers Consulting Division in October 2002.

The board of directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as the company’s independent accountants for 2004.

ADDITIONAL INFORMATION

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Imagistics common stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by Imagistics.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Mark S. Flynn

Secretary

Exhibit A

IMAGISTICS INTERNATIONAL INC.

CHARTER OF THE AUDIT COMMITTEE

(As amended October 28, 2003)

I.    Purposes

The Audit Committee is appointed by the Board of Directors of Imagistics International Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibilities with respect to financial reporting and the other matters listed below. The Audit Committee’s primary purposes are to:

•	Assist Board oversight of the integrity of the Company’s financial statements.

•	Assist Board oversight of the Company’s compliance with legal and regulatory requirements, including monitoring the integrity of the Company’s reporting standards and systems of internal controls regarding finance, accounting and legal matters.

•	Directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors. The Audit Committee may recommend to the Board of Directors that the selection of independent auditors be submitted for stockholder ratification.

•	Assist Board oversight by monitoring the qualifications, independence, performance and scope of examination of the Company’s independent external auditors.

•	Assist Board oversight by monitoring the performance of the Company’s internal audit function.

•	Provide an avenue of communication among the Company’s independent external auditors, management and the Board of Directors.

•	Review the quarterly and annual financial statements and the annual audit report.

•	Produce an annual report for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

The Company’s independent external auditors should promptly consult with the Chair of the Audit Committee if, at any time, any material concern or matter arises which has not been promptly or appropriately addressed by the management of the Company or which involves any illegal act or conflict of interest or self-dealing on the part of the Company’s senior management.

The Company’s independent external auditors are directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to the independent external auditors as well as anyone in the organization.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditors. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations. Members of the Audit Committee shall not be deemed to have accepted a duty of care that is greater than the duty of the Directors generally.

The Chairman of the Board shall provide the Audit Committee with all of the funding and resources, both internal and external, which the Audit Committee deems necessary or advisable to meet its duties and responsibilities and carry out its function. Without limiting the foregoing, the Audit Committee may retain, at the Company’s expense and without seeking approval from the Board of Directors, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

II.    Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall meet the independence and financial literacy requirements of the New York Stock Exchange, as the Board of Directors is permitted to interpret such requirements in its business judgment. No member of the Audit Committee may receive, directly or indirectly, any compensation from the Company or an affiliate of the Company, other than Board and committee fees, or be an affiliate of the Company other than by virtue of being a member of the Board of Directors and one or more committees of the Board. At least one member of the Audit Committee shall have finance, accounting or related financial management expertise as required by the NYSE, as the Board of Directors is permitted to interpret such requirements in its business judgment and at least one member shall be an “audit committee financial expert” as defined under the applicable rules of the SEC.

Audit Committee members shall be appointed by the Board of Directors, shall serve at the will of the Board of Directors, and may be removed with or without cause by the affirmative vote of a majority of the members of the Board of Directors. No Audit Committee member may simultaneously serve on the audit committees of more than three public companies unless the Board of Directors affirmatively determines that such service would not impair the ability of such member to effectively serve on the Audit Committee. The Audit Committee Chair shall be rotated among members periodically at the discretion of the Board of Directors. If practicable, the immediate past chair will continue as a member of the Audit Committee for at least one year to ensure an orderly transition. If an Audit Committee Chair is not designated or present at a meeting, the members of the Audit Committee may designate a Chair for such meeting by majority vote.

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.

The Chair of the Audit Committee will regularly report the Audit Committee’s findings, conclusions and recommendations to the Board of Directors.

III.    Responsibilities and Duties

In discharging its duties, the Audit Committee shall:

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements and related footnotes, quarterly financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3.	Periodically meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent external auditors to discuss any matters that the Audit Committee or each of these groups believes should be discussed.

4.	Discuss with management and the independent external auditors any significant issues regarding accounting principles, practices and judgments reflected therein prior to any public release, filing or distribution.

5.	In consultation with management and the independent external auditors, consider the integrity of the Company’s financial reporting processes and controls. Review significant findings prepared by the independent external auditors together with management’s responses and the status of management’s response to previous recommendations. Review with the independent auditor any audit problems or difficulties and management’s response.

6.	The Audit Committee Chairman, or in his absence another member of the Audit Committee designated by the Chairman, shall review with management and independent external auditors the Company’s quarterly financial results prior to the public release thereof and/or the company’s quarterly financial statements prior to any public release, filing or distribution.

7.	Review and recommend to the Board of Directors approval of the Company’s Annual Report on Form 10-K.

8.	Discuss generally the types of information to be disclosed in earnings press releases, as well as the manner of presentation and the types of financial information and earnings guidance provided to analysts and rating agencies.

9.	Review and discuss any significant changes in the Company’s accounting principles and practices and any items required to be communicated by the independent external auditors in accordance with Statements of Auditing Standards 61 and 71, as amended from time to time.

10.	Review financial and accounting organizational structure, including the responsibilities, budget and staffing of the Company’s internal audit function.

Independent Auditors

11.	Retain the Company’s independent external auditors, who shall report directly to the Audit Committee, and approve or direct the discharge of independent external auditors when circumstances warrant.

12.	Review and evaluate the lead audit partner of the independent auditor and assure that the lead audit partner is rotated as required by applicable law.

13.	Pre-approve all audit engagement fees and terms, as well as all non-audit engagements with the independent external auditors. The Audit Committee shall have sole authority to approve such matters in accordance with such procedures as it may establish.

14.	On at least an annual basis, ensure that the independent external auditors submit a formal written statement delineating all of their relationships with the Company. Review and discuss with the independent external auditors all significant relationships they have with the Company that could impair their independence.

15.	Review and discuss the independent external auditors’ audit plan with regard to its scope, staffing, locations, reliance upon management and general audit approach.

16.	Obtain and review, at least annually, a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

17.	Consider and discuss with management the independent external auditors’ judgments about the quality and appropriateness of the Company’s accounting principles and underlying estimates used to prepare the Company’s financial statements, the clarity of the Company’s financial disclosure and whether the Company’s accounting principles are common practices or minority practices.

18.	Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

19.	Set clear hiring policies with respect to employees or former employees of the Company’s independent external auditors.

Legal Compliance

20.	Review corporate policies relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct or fraud.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22.	Review significant cases of employee conflict of interest, misconduct or fraud.

23.	Review in-house procedures for oversight of officers’ expenses and perquisites.

24.	On at least an annual basis, meet with the Company’s General Counsel to discuss any legal matters that could have a significant impact on the financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

25.	Annually prepare a report to shareholders as required by the SEC, to be included in the Company’s annual proxy statement.

26.	Discuss guidelines and policies with respect to risk assessment and risk management. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

27.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

28.	Maintain minutes of the Audit Committee’s meetings.

29.	Perform an annual evaluation of Audit Committee performance.

Bring this ticket with you if attending the meeting ADMISSION TICKET Annual Meeting of Stockholders of Imagistics International Inc.	Tuesday, May 11, 2004 9:00 a.m. local time Trumbull Marriott Hotel 180 Hawley Lane Trumbull, Connecticut

IMAGISTICS INTERNATIONAL INC.

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Log on the Internet and go to the web site http://www.eproxyvote.com/igi
2.	Call toll free 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada on a Touch Tone telephone.
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of future annual reports and proxy statements, you may register your authorization at www.econsent.com/igi.

DETACH HERE

IMAGISTICS INTERNATIONAL INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION TO T. ROWE PRICE TRUST COMPANY, TRUSTEE

DIRECTION TO MERRILL LYNCH TRUST COMPANY, TRUSTEE

Annual Meeting of Stockholders—May 11, 2004

P R O X Y

Marc C. Breslawsky and Ira D. Hall, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock of Imagistics International Inc. owned by the undersigned at the annual meeting of stockholders to be held in Trumbull, Connecticut on May 11, 2004, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including the items as specified on the reverse side.

The undersigned, if a participant in the Imagistics International Inc. 401(k) Plan (the “Imagistics Plan”) and/or the Pitney Bowes Inc. Deferred Compensation Plan (the “PBI Plan”), directs T. Rowe Price Trust Company, Trustee and/or Merrill Lynch Trust Company, Trustee, as the case may be, to vote all Imagistics common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Trumbull, Connecticut, on May 11, 2004, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

All shares of common stock registered in your name and/or held for your benefit in the plans described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted FOR Items 1 and 2. If a properly signed direction card regarding Imagistics Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 and 2, at the direction of the Imagistics employee benefits committee. If a properly signed direction card regarding PBI Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 and 2, in the same proportion indicated by the voting instructions given by participants in the PBI Plan.

In their discretion, the Proxies and/or the Trustee(s), as the case may be, are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting. Please mark, date and sign, and return promptly this proxy in the enclosed envelope, which requires no postage if mailed in the U.S.A., or vote via telephone or Internet as described above.

(Continued and to be signed on the reverse side)

IMAGISTICS INTERNATIONAL INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. Box 8900

EDISON, NJ 08818-8900

Admission Ticket

Your vote is important. Please vote immediately.

OR

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned your proxy card. If you choose to vote your shares via telephone or the Internet, there is no need for you to mail back your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

0601

Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Item 2.

Directors Recommend a Vote FOR Items 1 and 2.

1. Election of Directors. Nominees: 01 T. Kevin Dunnigan 02 James A. Thomas 03 Ronald L. Turner	FOR ALL NOMINEES ☐		WITHHELD FROM ALL NOMINEES ☐	For all nominees except as written above

2. Approval of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Accountants for 2004	FOR ☐	AGAINST ☐	ABSTAIN ☐

SPECIAL ACTION. Mark if you plan to attend the annual meeting.  ☐

Please sign, date and return promptly in enclosed envelope.

This Proxy should be signed exactly as name appears hereon. Executors, administrators, trustees, attorneys, etc. should give full title as such. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized officer.

Signature:                                                                               Date:                              Signature:                                                                               Date: